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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ------------

                                    FORM 8-K


                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                Date of report (Date of earliest event reported):
                                 August 28, 2003


                           RANGE RESOURCES CORPORATION
             (Exact name of registrant as specified in its charter)


           DELAWARE                      0-9592                 34-1312571
-------------------------------     ---------------      ----------------------
(State or other jurisdiction of       (Commission             (IRS Employer
        incorporation)                File Number)         Identification No.)


          777 MAIN STREET, SUITE 800
               FT. WORTH, TEXAS                               76102
      ----------------------------------            ---------------------------
       (Address of principal executive                      (Zip Code)
                   offices)


       Registrant's telephone number, including area code: (817) 870-2601



   Former name or former address, if changed since last report: Not applicable



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ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE.

         As of January 1, 2003, Range Resources Corporation (the "Company") adopted Statement of Financial Accounting Standards No. 143 "Asset Retirement Obligations" ("SFAS 143") which required the Company to recognize an estimated liability for the plugging and abandonment of its oil and gas wells and associated pipelines and equipment. Under FAS 143, the Company recognizes a liability of asset retirement obligations in the period in which they are incurred, if a reasonable estimate can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The adoption of SFAS 143 resulted in (i) an increase of total liabilities because retirement obligations are required to be recognized, (ii) an increase in the recognized costs of assets because the retirement costs are added to the carrying amount of the long-lived asset and (iii) an increase in depletion, depreciation and amortization expense because of the accretion of the retirement obligation and increased basis. The majority of the asset retirement obligations recorded by the Company relate to the plugging and abandonment of oil and gas wells.

         The estimated liability is based on historical experience in plugging and abandoning wells, estimated remaining lives of those wells based on reserve estimates, external estimates as to the cost to plug and abandon the wells in the future, and federal and state regulatory requirements. The liability is discounted using an assumed credit-adjusted risk-free interest rate of 9%. Revisions to the liability could occur due to changes in estimates of plugging and abandonment costs or remaining lives of the wells, or if federal or state regulators enact new plugging and abandonment requirements.

         The adoption of SFAS 143 as of January 1, 2003 resulted in a cumulative effect gain of $4.5 million (net of income taxes of $2.4 million) or $0.08 per share which is included in income for the six months ended June 30, 2003. The adoption resulted in a January 1, 2003 cumulative effect adjustment to record
(i) a $37.3 million increase in the carrying values of proved properties, (ii) a $21.0 million decrease in accumulated depletion, (iii) a $2.3 million increase in current plugging and abandonment liabilities, (iv) a $49.1 million increase in non-current plugging and abandonment liabilities and (v) a $2.4 million decrease in deferred taxes. The net impact of items (i) through (v) was to record a gain of $4.5 million, net of tax, as a cumulative effect adjustment of a change in accounting principle. The pro forma effect of the application of SFAS 143, as if the statement had been adopted net-of-tax on January 1, 2000 (rather than January 1, 2003), are presented below (in thousands, except per share data, unaudited). The following table should be read in conjunction with the Company's latest Form 10-K.

                                                         Pro Forma
                                                  Year Ended December 31,
                                     ---------------------------------------------------
                                          2000               2001             2002
                                     ---------------     -------------    --------------
Net income                            $     36,653        $    17,854      $    24,535
Earnings per share -Basic             $       0.87        $      0.36      $      0.46
                   -Diluted           $       0.85        $      0.35      $      0.45


         The pro-forma asset retirement obligation liability balances as if SFAS 143 had been adopted on January 1, 2000 (rather than January 1, 2003) are as follows (in thousands, unaudited):

                                                                         Pro Forma
                                                                        December 31,
                                                        --------------------------------------------
                                                            2000            2001            2002
                                                        -------------   -------------    -----------
Pro forma amounts of liability for asset retirement      $   40,758     $  43,970        $  48,294
obligation at beginning of year




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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        RANGE RESOURCES CORPORATION




                                        By: /s/ RODNEY L. WALLER
                                            -----------------------------------
                                            Rodney L. Waller
                                            Senior Vice President



Date:  August 28, 2003



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